Exhibit 10.47

AMENDMENT NO. 3 TO

MASTER SERVICES AND LICENSE AGREEMENT

This Amendment No. 3 (“Amendment 3”), dated as of June 25, 2015 (the “Amendment 3 Effective Date”), is being entered into by and between Marchex Sales LLC, a Delaware limited liability company and successor in interest to Marchex Sales, Inc. (f/k/a MDNH, Inc.), which is a wholly-owned subsidiary of Marchex, Inc. (“Marchex”), and YellowPages.com LLC, a Delaware limited liability company formerly doing business as AT&T Interactive or ATTi (“YPC”), to amend the Master Services and License Agreement entered between YPC and Marchex effective as of October 1, 2007 (as amended by all prior amendments, Change Rule Sheets, and Project Addenda, as amended, thereto, and including all attachments, collectively the “Agreement”). YPC and Marchex may hereinafter be referred to individually as “Party” and collectively as “Parties.” Capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, Marchex provides certain Advertising Services to YPC pursuant to the terms of the Agreement and certain Project Addenda thereunder; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the mutual acknowledgements and agreements hereinafter contained, including to be legally bound, the Parties agree as follows:

1.	Section 12.1 – Term Extension. As of the Amendment Effective Date, Section 12.1 (Term) of the Agreement is hereby deleted and replaced with the following Section 12.1:

“The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall continue through December 31, 2016 (the “Initial Term”). Thereafter, the agreement may be renewed upon the mutual written agreement of the Parties for additional periods (each a “Renewal Term” and together with the Initial Term, the “Term.”). In the event a Project Addendum is outstanding at the time of early termination of this Agreement, the Parties will agree on a transition plan with respect to such Project Addendum. The term of a Project Addendum shall be set forth in that Project Addendum.”

2.	Addition of Section 3.11 – Minimum Commitment. As of the Amendment Effective Date, the following provisions shall be and hereby are added to the Agreement as Section 3.11, following Section 3.10 of the Agreement:

“3.11 Minimum Commitment for the Extension Commitment Period. Notwithstanding any conflicting terms of the Agreement and/or any Project Addenda, YPC shall be obligated to pay a minimum amount of total Fees for the Covered Services, as further specified herein below (such minimum payment obligation, the “Extension Commitment”), during the one-year period commencing July 1, 2015 and continuing through June 30, 2016 (the “Extension Commitment Period”).

a. The total Extension Commitment for the Extension Commitment Period shall be ***. For the purposes hereof, any and all Agency Fees and Account Fees for

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Covered Services (collectively, the “Covered Fees”) paid or payable by YPC to Marchex during the Extension Commitment Period shall count toward YPC’s satisfaction of the Extension Commitment amount.

b. During the Extension Commitment Period, YPC will be obligated to make certain minimum payments (the “Quarterly Minimum”) towards such Extension Commitment, each no later than *** days after the end of the applicable calendar quarter (the “Quarterly Minimum Payment Deadline”), as set forth in the table below, provided, and only to the extent, that the Cumulative Quarterly Minimum amount has not been paid or is not payable to Marchex as of the Quarterly Minimum Payment Deadline. With respect to each calendar quarter, in the event that the amount of the Covered Fees paid or payable by YPC to Marchex is less than the Quarterly Minimum payable towards the Extension Commitment for such period, then YPC shall pay any shortfall amount to Marchex, unless YPC has made payment or will make payment through such period greater than or equal to the Cumulative Quarterly Minimum amount (each as set forth in the table). ***. At the end of the Extension Commitment Period, in the event that there is a shortfall in the payment of the Extension Commitment with respect to Covered Fees paid by YPC to Marchex, then YPC shall make payment of the nonrefundable shortfall amount no later than *** days after notice thereof from Marchex to YPC. The cumulative total shortfall amount, if applicable, shall be equal to the Extension Commitment minus the actual payments and any payment obligation incurred but still owing (which YPC is separately obligated to pay according to the provisions of the Agreement) of Covered Fees for the Extension Commitment Period.

Calendar Quarter ending:	Quarterly Minimum (required only if and to the extent Cumulative Quarterly Minimum not yet reached for each period)			Cumulative Quarterly Minimum
September 30, 2015	$	*	**	$	*	**
December 31, 2015	$	*	**	$	*	**
March 31, 2016	$	*	**	$	*	**
June 30, 2016	$	*	**	$	*	**

c. Notwithstanding any still applicable language to the contrary in Section 3.8(b), 3.8(d) or Project Addendum No. 1, as amended, or elsewhere in the Agreement, beginning January 1, 2016, YPC may, at its discretion, elect to migrate any active Advertiser account to itself or a third-party provider, at any time, whether or not the Advertiser Term has run on such account. For clarification, YPC shall retain the right to provide its In-House Services to any new or renewal Advertisers at any time. In connection with any such migration, Marchex shall provide reasonable cooperation and assistance to YPC, at the expense of YPC for reasonable cost reimbursement, in the migration of such Advertisers to the products or services of

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

YPC. In such event, the parties will work together in good faith to develop a transition plan and mutually determine what, if any, Marchex transition costs for reimbursement shall apply. Nothing in this provision shall relieve YPC of its obligation to meet the Extension Commitment during the Extension Commitment Period.

3.	Section 3.8. The parties hereby acknowledge and agree that, except as modified herein, applicable terms of Sections 3.8.b (YPC Internal Development of Covered Services), 3.8.d (YPC Acquisition of Company that Provides Covered Services), 3.8.e (Additional Termination Rights) and 3.8.f (Wind-Down in Event of Expiration or Termination) are still in effect despite the expiration of the Exclusivity Term.

4.	Section 3.8.e (Additional Termination Rights). Section 3.8.e is hereby deleted in its entirety and replaced as follows:

“3.8.e Additional Termination Rights. In addition to the rights set forth in Sections 3.8.b and 3.8.d, YPC shall have the right to terminate the Agreement or any Project Addendum upon at least four (4) months prior written notice to Marchex, provided YPC has met any Extension Commitment then in effect.”

5.	Section 3.8.f (Wind-Down in Event of Expiration or Termination). Section 3.8.f is hereby deleted in its entirety and replaced as follows:

“3.8.f Wind-Down in Event of Expiration or Termination. The “Wind-Down Period” shall be, at a maximum, the time from the effective date of expiration or termination of this Agreement until the earlier of (i) the end of the latest expiring Advertiser Term in effect on the effective date of termination or expiration of this Agreement, or (ii) the date of actual termination or migration of the last Advertiser account from the Covered Services provided by Marchex, but in either case no later than twelve (12) months from expiration or termination of the Agreement. In addition to any transition provisions set forth in the Agreement or applicable Project Addendum, the Parties agree that upon any expiration or termination of the Agreement after December 31, 2015, at YPC’s discretion on a per-Advertiser basis, for such Advertisers who have Advertiser Terms still in effect with respect to the Covered Services on the date of such expiration or termination of the Agreement, Marchex Local shall continue to deliver such Covered Services then in effect to such Advertisers in accordance with the terms of the Agreement, during the Wind Down Period, for the duration of such Advertiser Term or for such shorter period as requested by YPC for that Advertiser. As part of the services provided during the Wind Down Period, subject to the ownership rights set forth in Section 7.2, the cooperation of third parties (such, as Google, relevant carriers, registrars and others, as the case may be) and the transition assistance and cost allocation terms below, Marchex Local shall take the necessary steps to transfer control and ownership to YPC of all Google or other third-party platform accounts, Custom URLs, landing pages, Call Tracking Numbers, and all data related to Advertiser account performance. In connection with any such transition, Marchex shall provide reasonable cooperation and assistance to YPC, at the expense of YPC for reasonable cost reimbursement, in the transition of such Advertisers to the products or services of YPC. In such event, the parties will work together in good faith to develop a transition plan and mutually determine what, if any, Marchex transition costs for reimbursement shall apply.

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

During any Wind-Down Period, in consideration of the fixed costs and services maintained by Marchex through such period, YPC shall be obligated to meet a minimum level of Fees for Covered Services in the amount of $*** per month in the Wind-Down Period.

6.	Other Terms of the Agreement. All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

7.	Authority. Each person signing this Amendment hereby represents and warrants that he or she has full authority to execute this Amendment for the Party on whose behalf he or she is signing.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A signature received electronically via facsimile or email shall be as legally binding for all purposes as an original signature.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 to Master Services and License Agreement effective as of the Amendment Effective Date.

YELLOWPAGES.COM LLC		MARCHEX SALES LLC

By:	/s/ David Krantz	By:	/s/ Brendhan Hight
Name:	David Krantz	Name:	Brendhan Hight
Title:	Chief Executive Officer	Title:	Director
Date:	June 26, 2015	Date:	June 26, 2015

[***]	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.